SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 17, 2004

OVERNITE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-24573	04-3770212
(State or other jurisdiction of Incorporation)	(Commission File No. )	(I.R.S. Employer Identification Number)

1000 Semmes Avenue, Richmond, Virginia	23224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 231-8000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

From time to time Overnite Corporation (the “Company”) uses bank letters of credit to secure its obligations for worker’s compensation programs, various insurance, and other obligations. On December 17, 2004, the Company’s wholly-owned subsidiary, Overnite Transportation Company, entered into an accounts receivable securitization program with a bank and an issuer of commercial paper administered by the bank, which provides for the issuance of letters of credit, or in the alternative, borrowings, of up to an aggregate amount of $100 million, depending on the level of eligible accounts receivable. Under the receivables facility, Overnite Transportation Company has pledged an undivided interests in these receivables and other intangibles to the bank and the issuer of commercial paper, subject to specified conditions, to secure any reimbursement or repayment obligations that may arise under the facility. The receivables facility is renewable annually and the scheduled expiration date for the receivables facility is December 16, 2005; however, under limited circumstances, the bank and the issuer of commercial paper can terminate the facility prior to the above date, which would result in the requirement to cash collateralize any outstanding letters of credit and/or repay any related outstanding indebtedness.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERNITE CORPORATION
December 20, 2004

	By:	/s/ Patrick D. Hanley
	Name:	Patrick D. Hanley
	Title:	Senior Vice President and Chief Financial Officer